EXHIBIT NO. 2


     AGREEMENT OF MERGER made the 25th day of July, 2000, between SLS International, Inc., a Delaware corporation, hereinafter called the Delaware Company, and Sound and Lighting Specialists, Inc., a Missouri Corporation, hereinafter called the Missouri Company.


     WHEREAS the Delaware Company has an authorized capital stock consisting of 30,000 shares of Common Stock, par value $1.00 per share, of which 1,000 shares have been duly issued and are now outstanding, and


     WHEREAS the principal office of the Delaware Company in the State of Delaware is located at 100 State Street, City of Dover, County of Kent, and W/K Incorporating Services , Inc. is the agent in charge thereof upon whom process against the Delaware Company may be served within the State of Delaware, and


     WHEREAS the Missouri Company has an authorized capital stock consisting of 30,000 shares of Common Stock, par value $1.00 per share, of which as of the close of business on June 30, 2000, a total of 1,120.35 shares were duly issued and outstanding, and


     WHEREAS the principal office of the Missouri Corporation in Missouri is located at 3119-A South Scenic Springfield, Missouri, and the name of the resident agent at such address is John Gott; and


     WHEREAS the Boards of Directors of the Delaware Company and of the Missouri Company, respectively, deem it advisable and generally to the advantage and welfare of the two corporate parties and their respective shareholders that the Missouri Company merge with the Delaware Company under and pursuant to the provisions of Subchapter IX of the General Corporation Law of Delaware and pursuant to Section _____ of the General and Business Corporation Law of Missouri, and in further compliance with Section 368(a)1(F) of the Internal

Revenue Code.


     Now, therefore in consideration of the premises and of the mutual agreements herein contained and of the mutual benefits hereby provided, it is agreed by and between the parties hereto as follows:







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     1.   Merger.  The Missouri Company shall be and it hereby is merged into the Delaware Company.

     2. Effective date. This Agreement of Merger shall become effective immediately upon compliance with the laws of the States of Delaware and Missouri, the time of such effectiveness being hereinafter called the Effective Date.

     3. Surviving Corporation. The Delaware Company shall survive the merger herein contemplated and shall continue to be governed by the laws of the State of Delaware, but the separate corporate existence of the Missouri Company shall cease forthwith upon the Effective Date.

     4. Authorized capital. The authorized capital stock of the Delaware Company following the Effective Date shall be 30,000 shares of Common Stock, par value $1.00 per share, unless and until the same shall be changed in accordance with the laws of the State of Delaware.

     5. Certificate of incorporation. The certificate of Incorporation set forth as Appendix A hereto shall be the Certificate of Incorporation of the Delaware Company following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof, which power to amend or repeal is hereby expressly reserved, and all rights or powers of whatsoever nature conferred in such Certificate of Incorporation or herein upon any shareholder or director or officer of the Delaware Company or upon any other person whomsoever are subject to this reserve power. Such Certificate of Incorporation shall constitute the Certificate of Incorporation of the Delaware Company separate and apart from this Agreement of Merger and may be separately certified as the Certificate of Incorporation of the Delaware Company.

     6. Bylaws. The Bylaws set forth as Appendix B hereto shall be the Bylaws of the Delaware Company following the Effective Date unless and until the same shall be amended or repealed in accordance with the provisions thereof.

     7. Further assurance of title. If at any time the Delaware Company shall consider or be advised that any acknowledgements or assurances in law or other similar actions are necessary or desirable in order to acknowledge or confirm in and to the Delaware Company any right, title, or interest of the Missouri Company held immediately prior to the Effective Date, the Missouri Company and its proper officers and directors shall and will execute and deliver all such acknowledgements and assurances in law and do all things necessary or proper to acknowledge or confirm such right, title, or interest in the Delaware Company and the proper officers and directors thereof are fully authorized to take any and all such action in the name of the Missouri Company or otherwise.

     8. Retirement of organization stock. Forthwith upon the Effective Date, each of the 1,000 shares of the Common Stock of the Delaware Company presently issued and outstanding shall be retired, and no shares of Common Stock or other securities of the Delaware Company shall be issued in respect thereof.

     9. Retirement of Treasury Stock. Forthwith upon the Effective date, 75 shares of common stock held in the Treasury of the Missouri Company on the Effective Date, shall be retired and no shares of common stock or any other securities of the Delaware Company shall be issued in respect thereof.

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     10.   Conversion of outstanding stock.   Forthwith upon the Effective date,
each of the issued and outstanding shares of Common Stock of the Missouri
Company and all rights in respect thereof shall be converted into one full paid and nonassessable share of Common Stock of the Delaware Company. As certificates nominally representing shares of Common Stock of the Missouri Company are surrendered for transfer, the Delaware Company will cause to be issued certificates representing shares of Common Stock of the Delaware Company and, at any time upon surrender by any holder of certificates nominally representing shares of Common Stock of the Missouri Company, the Delaware Company will cause to be issued therefor certificates for a like number of shares of Common Stock of the Delaware Company.

          (a) The assets and liabilities of the Missouri Company shall be recorded at the amounts at which they are carried on the books of the Missouri Company immediately prior to the Effective Date and cancellation of the subscription receivable to reflect the retirement of the 1,000 shares of Common Stock of the Delaware Company presently issued and outstanding.

          (b) There shall be credited to Capital Account the aggregate amount of the par value per share of all of the Common Stock of the Delaware Company resulting from the conversion of the outstanding Common Shares of the Missouri Company.

          (c) There shall be credited to Capital Surplus Account, if applicable, an amount equal to that carried on the Capital Surplus Account of the Missouri Company immediately prior to the Effective Date.

          (d) There shall be credited to Earned Surplus Account, if applicable, an amount equal to that carried on the Earned Surplus Account of the Missouri Company immediately prior to the Effective Date.

     11. Directors. The names and post office addresses of the first directors of the Delaware Company following the Effective Date, who shall initially be three of a total of five in number and who shall hold office from the Effective Date until their successors shall be elected and shall qualify, are as follows:

          Name                      Post Office Address
          -----------------         --------------------------------------
          John M. Gott              120 S. Pickwick, Springfield, MO 65802
          Richard L. Norton         818 N. Forest, Springfield, MO 65802

     12. Officers. The names and post office addresses of the first officers of the Delaware Company following the Effective Date, who shall hold office from the Effective date until their successors shall be appointed and shall qualify or until they shall resign or be removed from office, are as follows:

Name               Office               Post Office Address
-----------------  -------------------  --------------------------------------
John M. Gott       President            120 S. Pickwick, Springfield, MO 65802
Richard L. Norton  Vice President       818 N. Forest, Springfield, MO 65802
Robert L. Cooper   Secretary/Treasurer  953 S. Farm Road, Springfield, MO 65802


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     13.   Vacancies.  If, upon the Effective Date, a vacancy shall exist in the
Board of Directors or in any of the offices of the Delaware Company as the same are specified above, such vacancy shall thereafter be filled in the manner provided by law and the Bylaws of the Delaware Company.

     14. Termination. This Agreement of Merger may be terminated and abandoned by action of the Board of Directors of the Missouri Company at any time prior to the Effective Date, whether before or after approval by the shareholders of the two corporate parties hereto.

     IN WITNESS WHEREOF each of the corporate parties hereto, pursuant to authority duly granted by the Board of Directors, has caused this Agreement of Merger to be executed and its corporate seal to be hereunto affixed.

                                                  SLS INTERNATIONAL, INC.
                                                         (Delaware)



Corporate Seal                                By: _____________________________
                                                  (Name & Title)_______________


                                                  SOUND AND LIGHTING
                                                  SPECIALISTS, INC.
                                                         (Missouri)



Corporate Seal                                By: _____________________________
                                                  (Name & Title)_______________




















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